Electronically transmitted to the Securities and Exchange
Commission on May 31, 2002

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VANS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0272893 (I.R.S. Employer Identification No.)

15700 Shoemaker Avenue
Santa Fe Springs, California 90670
(Address of registrant’s principal executive offices)

Craig E. Gosselin
Vice President and General Counsel
VANS, INC.
15700 Shoemaker Avenue
Santa Fe Springs, California 90670
(562) 565-8267
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

PROSPECTUS
DESCRIPTION OF VANS
FORWARD LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5
EXHIBIT 23.2

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF SECURITIES	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	REGISTRATION
TO BE REGISTERED	REGISTERED	SHARE(3)	PRICE (3)	FEE(3)

Common Stock, $.001 par value	1,000,000 shares(1)(2)	$9,917,000	$9.917	$912.37

(1)	See “Selling Stockholders” for a determination of the aggregate shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of shares of Common Stock that may become issuable pursuant to certain anti-dilution adjustments.

(2)	Includes up to 410, 843 shares of Common Stock which may be issued to the selling stockholders as earnout payments upon the occurrence of certain events.

(3)	Pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the high and low prices of the common stock, as reported on the NASDAQ Stock Market on May 30, 2002, or $9.917 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS, DATED MAY 31, 2002

PROSPECTUS

1,000,000 Shares

VANS, INC.

Common Stock

     This Prospectus relates to 1,000,000 shares of our common stock, which are being offered by certain of our stockholders. The shares are quoted on the NASDAQ National Market under the symbol “VANS.” On May 30, 2002, the last sale price of the shares as reported on the NASDAQ National Market was $9.917 per share.

     The selling stockholders received 589,157 shares of our common stock when we acquired Mosa Extreme Sports, Inc. on April 15, 2002. The remaining 410, 843 shares may be issued to the selling stockholders in connection with potential earnout payments in July, 2003 and 2004 to the selling stockholders pursuant to the terms of the Agreement and Plan of Merger between us and the selling stockholders.

     The common stock may be offered for sale by one or more of the selling stockholders in their discretion from time to time in transactions in the open market at prices prevailing at the time of sale on the NASDAQ Stock Market, or in privately negotiated transactions. We will not receive any proceeds from the sale of shares by the selling stockholders.

     The mailing address of our principal executive offices is 15700 Shoemaker Avenue, Santa Fe Springs, CA 90670. Our phone number is (562) 565-8267.

PLEASE SEE “RISK FACTORS” ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS RELATED TO YOUR PURCHASE OF SHARES.

THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June __, 2002.

DESCRIPTION OF VANS

     Vans is a leading global sports and lifestyle company that merchandises, designs, sources and distributes VANS-branded active-casual and performance footwear, apparel, protective gear and accessories for Core Sports™. Core Sports, including skateboarding, snowboarding, surfing, wakeboarding, BMX riding and motocross, are generally recognized for the fun, creativity and individual achievement experienced while attempting various tricks or maneuvers within these sports. Our focus has been proprietary branding with the goal of creating a leadership position for our brand and a strong emotional connection with our customers. Our VANS brand targets 10 to 24 year old participants, enthusiasts and emulators of the Core Sports culture. We have implemented a unique marketing plan to reach our customers through multiple points of contact which include owning and operating Core Sports entertainment events and venues, such as the VANS Triple Crown™ Series, 11 VANS skateparks and the VANS High Cascade Snowboard Camp, sponsoring over 600 professional and amateur athletes, owning a majority interest in the entity which owns the VANS Warped Tour®, as well as advertising in targeted print and television media. We sell our products in 161 stores located in the United States and certain other countries, and through subsidiaries, sales agents and distributors in over 50 countries. Vans was incorporated in Delaware in December 1987 and is the successor to Van Doren Rubber Company, a California corporation formed in 1966. Our principal executive office is located at 15700 Shoemaker Avenue, Santa Fe Springs, California 90670, and our telephone number is (562) 565-8267. Our web site is located at www.vans.com.

     Information contained in our web site does not constitute part of this document. “VANS”, the VANS logo, Core Sports, the VANS Triple Crown Series, certain trademarks and logos of events comprising the VANS Triple Crown Series, the names of our products and the VANS High Cascade Snowboard Camp trademark and logo are our registered and common law trademarks in the U.S. and other jurisdictions. This Prospectus also contains registered and common law trademarks of other entities.

FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. Our future financial and operational results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” set forth below. Our actual future financial and operating results may be materially impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) our ability to expand and grow our retail business; (iv) changes in the fashion preferences of our target customers and our ability to anticipate and respond to such changes; (v) increasing competition in all lines of our business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to our customers, and from large, public skateparks which compete with the Company’s skateparks; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the Japanese yen on our business in Japan, the euro and the British pound on our European business, and the Mexican peso, the Argentinean peso and Brazilian real on our Latin American business; (viii) whether our current and future skateparks can perform profitably; and (ix) whether our expense reduction initiatives are in fact achieved. References to “we,” “us,” “our” and “Vans” mean Vans, Inc., our predecessor company, and all entities we own or control. References to a fiscal year refers to our fiscal year end May 31 of the year referred to (e.g., fiscal 2001 means our fiscal year ending May 31, 2001).

RISK FACTORS

     You should carefully consider the risks described below before investing in our common stock. If any of the following risks actually occur, our business could be materially harmed. This could cause the price of our stock to decline, and you may lose part or all of your investment.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND MAINTAIN THE POPULARITY OF OUR BRAND OR FAIL TO ACCURATELY ANTICIPATE CHANGES IN FASHION TRENDS, DEMAND FOR OUR PRODUCTS MAY DECREASE.

     Our success is largely dependent on the continued strength of our brand. In addition, we must anticipate the rapidly changing fashion tastes of our customers and provide merchandise that appeals to their preferences in a timely manner. We cannot assure that consumers will continue to prefer our brand or that we will respond in a timely manner to changes in consumer preferences. In particular, fashion trends change more rapidly with respect to our women’s footwear line, which is comprised of fewer styles than our other footwear lines. In this regard, we recently announced that sales of our women’s footwear for fiscal 2002 are projected to have decreased significantly when compared to fiscal 2001. We cannot predict whether the changes we have implemented to our women’s footwear line will reverse this trend during fiscal 2003.

     Achieving market acceptance for new products may also require substantial marketing and product development efforts and expenditures to create consumer demand. Decisions with respect to product designs often need to be made several months in advance of the time when consumer acceptance can be determined. As a result, we may fail to anticipate, identify or react appropriately to changes in consumer acceptance of our products’ styles and features. This could lead to problems such as excess inventories and higher than normal markdowns, lower gross margins due to the necessity of providing discounts to retailers, impairment of our brand name and brand image, as well as the inability to sell such products through our retail and outlet stores. In addition, our failure to anticipate consumer demand could result in inventory shortages, which can adversely affect the timing of shipments to customers, negatively impacting retailer and distributor relationships and diminishing brand loyalty.

     In addition, we use a variety of specialized fabrics in our footwear and clothing. The failure of footwear or clothing using such fabrics to perform to customer requirements could result in customer dissatisfaction with our products and could adversely affect the image of our brand name. We also in the past two years significantly increased the technical aspects of certain of our footwear and snowboard boots. If these technical features fail to operate as expected or satisfy customers, or if we fail to develop new and innovative technical features in a timely fashion, the result could adversely affect our business.

OUR ABILITY TO PROFITABLY OPERATE OUR SKATEPARKS IN THE FUTURE IS UNCERTAIN AND, IF UNSUCCESSFUL, WILL MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     In November 1998, we opened our first large-scale skatepark. As of the date of this Prospectus, we are operating 11 skateparks, all of which are located in the U.S. We currently plan to open two skateparks in fiscal 2003. The construction of new skateparks requires the expenditure of a significant amount of capital resources. Since we have only been operating our skateparks for a relatively short period of time in only eight markets, we have limited operating results and cannot be certain that the parks will be a successful component of our business, particularly in new markets where skatepark businesses have not been established. Two of our skateparks (Bakersfield, California and Denver, Colorado) have not been profitable and we recently announced that we plan to close the Bakersfield park and take an after-tax charge of $1.2 million in the fourth quarter of fiscal 2002 in connection with the closure, and that we are taking an after-tax charge in the fourth quarter of fiscal 2002 of $2.3 million to write-down fixed assets at our Denver skatepark. Many of our other skateparks were not profitable during the month of April 2002. We cannot estimate when, if ever, they will become profitable again. If our skateparks ultimately do not prove to be profitable, our overall profitability will be materially adversely affected.

DURING THE PAST TWO QUARTERS OUR RETAIL STORE SALES HAVE DECLINED WHEN COMPARED TO COMPARABLE QUARTERS DURING THE PRIOR FISCAL YEAR, AND WE RECENTLY ANNOUNCED THAT THIS TREND WILL CONTINUE IN THE FOURTH QUARTER OF FISCAL 2002.

     After seven years of increases in sales in our retail stores when compared with comparable periods during the prior year on a same-store basis, we have experienced declines in our sales revenues in our retail stores since the second quarter of this fiscal year, when compared to the comparable period(s) during the prior fiscal year on a same-store basis. This trend is continuing in the fourth quarter of fiscal 2002, and we now expect same-store sales to be down approximately 8% for such quarter when compared to the comparable quarter of the prior fiscal year. We also announced that the President of our Retail Division resigned, effective June 15, 2002, and that his position will not, for now, be filled. Instead, the Retail Division will be operated by our Vice Presidents of Retail Operations and Merchandising reporting to our Chief Executive Officer.

     If we continue to experience declines in sales revenues in our retail stores when compared to prior periods, our business as a whole will be materially adversely affected since our retail sales account for approximately one-third of our total sales, and the gross margins associated with our retail sales are generally higher than the gross margins we achieve in other segments of our business.

SALES TO OUR WHOLESALE CUSTOMERS FLUCTUATE PERIODICALLY AND WE ARE DEPENDENT ON SUCCESSFUL SELL-THROUGHS OF OUR FOOTWEAR PRODUCT LINES FOR A LARGE PORTION OF OUR SALES.

     Sales to our largest wholesale customers periodically fluctuate as do the gross margins associated with those sales. In this regard, due to a higher-than-expected level of cancellations, returns and markdowns related to our U.S. wholesale business, we recently lowered U.S. wholesale estimates for the fourth quarter of fiscal 2002 and for the first quarter of fiscal 2003. If this trend is not reversed, our business will be materially adversely affected. We also announced that we would recognize after-tax expenses of $2.4 million to write-down slow moving inventory which is not performing well with our U.S. wholesale customers.

     In addition, the retail industry, and footwear retailers in particular, have periodically experienced consolidation, contractions and financial difficulties and if they happen again in the future this may result in loss of customers or uncollectability of accounts receivables in excess of amounts we have reserved. Furthermore, we depend upon our footwear product lines for a significant portion of our total sales. If retail sell-throughs of our footwear products decline, our financial results would be adversely affected.

OUR FINANCIAL RESULTS WILL BE AFFECTED BY MARKET CONDITIONS IN THE FOOTWEAR, SKATE AND APPAREL INDUSTRIES, WHICH ARE INTENSELY COMPETITIVE.

     The athletic and casual footwear industry is highly competitive. Competitive factors that affect our market position within the footwear and apparel industries include the style, quality and technical aspects of our products and the strength and authenticity of the VANS brand. Many of our competitors such as Nike, Reebok, Adidas and Puma have significantly greater financial resources than we do, have more comprehensive lines of product offerings, have greater brand recognition, compete with us in China and the Philippines for manufacturing sources and spend substantially more on product advertising than we do. In addition, the general availability of offshore shoe manufacturing capacity allows for rapid expansion by competitors and new entrants in the footwear market. In this regard, we face competition from large, well-known companies, such as Nike, which has entered the market for skateboard shoes through an investment in a company called Savier and has also entered the skate and surf lifestyle market through its acquisition of Hurley. In addition, in the casual footwear market, we compete with a number of companies, such as Skechers, Converse, Airwalk and Stride Rite (Keds), some of which may have significantly greater financial and other resources than we do. We also compete with smaller companies, such as DC Shoes, Sole Technology, Globe, DVS and Osiris which specialize in marketing to our core skateboarding customers. Our inability to effectively compete in the footwear market would harm our business.

     Our skateparks are facing increased competition from recently constructed, large, public skateparks which are often located near our parks and are better maintained and more sophisticated than older public skateparks. This increased competition has had a material adverse impact on our skatepark business and has contributed to declines in attendance at our parks and forced us to lower ticket prices to attract more skaters, which has adversely impacted our gross margins. As a result, as discussed above, we recently announced plans to close our Bakersfield, California skatepark and write-down the fixed assets at our Denver, Colorado skatepark.

     We also face significant competition in the snowboard boot and binding industries, most notably from Burton Snowboards, Northwave, Salomon, DC Shoes, K2 and Airwalk. Our Autolock snowboard binding system competes with several large well-known companies which have developed step-in bindings. In addition, conventional strap-in bindings have substantially greater market share than step-in systems and we anticipate this will likely continue for at least the next few years. Our inability to effectively compete with other snowboard boot companies or other manufacturers of binding systems could harm our business.

     We are a relatively new entrant in the apparel business. The apparel industry is highly competitive, more fashion-oriented and more fragmented than the athletic footwear industry. Many of our competitors have significantly greater financial resources than we do and spend substantially more on product advertising. Our inability to effectively compete in the apparel market would harm our ability to successfully grow this aspect of our business.

OUR RELIANCE UPON INDEPENDENT CONTRACT MANUFACTURERS EXPOSES US TO VARIOUS RISKS ASSOCIATED WITH DISRUPTION IN PRODUCT SUPPLY, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     All of our shoes and snowboard boots are manufactured by independent suppliers located in the Peoples Republic of China for our non-European markets, except Mexico and Argentina, and the Philippines for our European markets, Mexico and Argentina. We currently source our foreign-produced products through our subsidiary, Vans Far East Limited. Although we execute manufacturing agreements with our foreign manufacturers, we cannot assure that we will not experience difficulties with our manufacturers, such as reduction in the availability of production capacity, errors in complying with product specifications, inability to obtain sufficient raw materials, insufficient quality control, failure to comply with our requirements for the proper utilization of our intellectual property, failure to meet production deadlines, or increases in manufacturing costs. In addition, if our relationship with any of our manufacturers were to be interrupted or terminated, alternative manufacturing sources will have to be located. The establishment of new manufacturing relationships involves numerous uncertainties, and we cannot assure that we would be able to obtain alternative manufacturing sources on a timely basis or on satisfactory terms. Should a change in our suppliers become necessary, we would likely experience increased costs, as well as substantial disruption and resulting loss of sales. We also utilize international sourcing agents who assist us in selecting and overseeing third party manufacturers, ensuring quality, sourcing fabrics and monitoring quotas and other trade regulations. The loss or reduction in the level of services from such agents could significantly affect our ability to efficiently source products from our independent manufacturers overseas, which could have a material adverse effect on our business.

     In addition, our relationships with independent foreign manufacturers are also subject to a number of risks, including work stoppage, transportation delays and interruptions, political instability, foreign currency fluctuations, changing economic conditions, an increased likelihood of counterfeit, knock-off or gray market goods, expropriation, nationalization, imposition of tariffs, import and export controls and other non-tariff barriers (including quotas) and restrictions on the transfer of funds, environmental regulation, and other changes in governmental policies. In particular, changes in U.S. tax law or interpretations thereof related to our operations could materially impact our effective tax rate. In addition, adverse changes in trade or political relations with China as a result of specific events such as the incident in 2001 resulting from a United States military plane landing and being detained in China or political instability in China would severely interfere with our manufacturing and would have a material adverse effect on our business. We cannot be certain that these factors will not materially adversely affect our ability to procure manufactured products in a cost-effective or timely manner in the future. Although we require our manufacturers to represent to us that their operations comply with their local laws governing labor practices and work conditions, and we periodically monitor such compliance, the failure of our manufacturers to comply with such laws could adversely impact our reputation and business.

     All of our products manufactured overseas and imported into the United States are subject to duties collected by the United States Customs Service. We may be subjected to additional duties, significant monetary penalties, the seizure and the forfeiture of the products we are attempting to import or the loss of import privileges if we or our suppliers are found to be in violation of U.S. laws and regulations applicable to the importation of our products. Also, we may suffer delays in distributing our products due to work stoppages or strikes at the ports where we land our products. These kinds of actions have been periodically threatened over the past several years, and we are aware of a current threatened action at the Long Beach, California port where we land the vast majority of our products.

     In addition, although the products sold by us are not currently subject to quotas in the United States, certain countries in which our products are sold are subject to certain quotas and restrictions on foreign products which to date have not had a material adverse effect on our business. The enactment of any additional or modified duties, quotas or restrictions could result in material increases in the cost of such products and might adversely affect our sales or profitability.

OUR EXPANSION INTO INTERNATIONAL MARKETS AND OUR TRANSACTING BUSINESS IN FOREIGN CURRENCY EXPOSES US TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We do business through wholly-owned and co-owned subsidiaries in a number of countries throughout the world. In addition, in the 1998 fiscal year we restructured our operations in Europe by replacing certain third party distributor relationships with sales agents. In connection with this strategy, we have established an operational structure in Europe to support the activities of the sales agents. We also operate a joint venture to sell our products in Mexico, Argentina, Brazil and Uruguay. We may experience risks while doing business directly in foreign countries such as managing operations effectively and efficiently from a far distance and understanding and complying with local laws, regulations and customs. In this regard, we recently announced that we are discontinuing the operations of our joint venture subsidiary in Uruguay.

     In addition, we sell products in a number of countries throughout the world, and thus are exposed to economic fluctuations and movements in foreign currency exchange rates. In particular, our two largest international markets are Japan and France. Adverse changes in our business in those countries or in the economics of those or other countries in which we do business could have a material adverse effect on our business. The major foreign currency exposure for us involves the euro, the British pound, the Japanese yen and Latin American currencies such as the Mexican peso, the Argentinean peso and the Brazilian real. In particular, fluctuations in the past in the value of the euro and the British pound have had a significant, negative impact on our European business. Additionally, recent weaknesses in Latin American economies, particularly the Argentinean peso, have negatively affected our Latin American business. We are also exposed to risks resulting from political instability, tariffs, counterfeit goods, restrictions on transfers of funds and other changes in governmental regulations.

IF THE CORE SPORTS WE SUPPORT DECREASE IN POPULARITY OR FAIL TO ATTRACT MEDIA COVERAGE, OR WE FAIL TO ATTRACT OR RETAIN SPONSORS FOR OUR CORE SPORTS EVENTS, OUR BUSINESS MAY BE HARMED.

     Our strategy is focused on the promotion and support of Core Sports such as skateboarding, snowboarding and surfing. Many Core Sports are relatively new or have historically fluctuated in popularity, due in part to limited media coverage of these sports. Core Sports are followed by significantly fewer fans than more traditional sports, such as football, baseball and basketball. Although participation in, and viewership of, many of the Core Sports we promote are growing at a high rate, we cannot assure that the popularity of Core Sports will continue to grow. If any of the key Core Sports we promote loses popularity or fails to grow or attract media coverage, we may have to change our strategy with respect to those sports, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, we rely on the sale of advertising spots to help finance the television programs we produce for our Core Sports events. Due to the weak market for selling such advertisements, we have been unable to sell sufficient advertisements to offset the cost of broadcasting our television programs on NBC and Fox Sports Net. Also, we rely on sponsorships to help finance and expand our Core Sports events. If our current sponsors do not renew their sponsorship agreements or if the revenues we receive from such sponsors decrease, and we are unable to attract additional sponsors, we will have to finance a greater portion of our Core Sports events ourselves, which would have a material adverse effect on our results of operations.

OUR FINANCIAL RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER AS A RESULT OF SEASONALITY IN OUR BUSINESS.

     The footwear industry generally is characterized by significant seasonality of net sales and results of operations. Our business is seasonal, with the largest percentage of our U.S. sales realized in our first fiscal quarter (June through August) or the “Back to School” months. In addition, because snowboarding is a winter sport, our sales of snowboard boots and Switch snowboard boot binding systems have historically been strongest in our first and second fiscal quarters (June through November). This seasonal fluctuation in consumer demand could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we have historically shipped less than all orders in our backlog and we have shipped a large portion of our products towards the end of the quarter to meet seasonal peaks for the back-to-school, holiday and spring selling seasons. As a result, we may not learn of sales shortfalls until late in any particular fiscal quarter, which could result in an immediate and adverse effect on our business, financial condition and results of operations. Additionally, backlog orders are subject to both cancellation by customers and the ability of third party manufacturers to timely deliver product to fill such orders.

DISRUPTIONS IN THE SUPPLY OF LEATHER OR OTHER RAW MATERIALS COULD SIGNIFICANTLY INCREASE OUR PRODUCTION COSTS.

     Disruptions in the worldwide supply of leather, such as those that resulted from the outbreak of “mad cow” and “hoof and mouth” diseases in 2001, could cause prices for leather, which is a raw material component of our footwear products, to increase. If leather prices increase, the costs associated with our production of footwear would increase. In addition, increases in the cost of oil could increase the cost of rubber, which is also a raw material component of our footwear products. We may not be able to increase the price of our products to offset these increased costs. Any significant increases in our production costs could have a material adverse impact on our business.

ENERGY SHORTAGES, NATURAL DISASTERS, A DECLINE IN ECONOMIC CONDITIONS IN CALIFORNIA AND THE REACTIONS TO THE SEPTEMBER 11, 2001 TERRORIST ATTACK OR SUBSEQUENT TERRORIST ACTIVITIES OR THREATS COULD INCREASE OUR OPERATING EXPENSES OR ADVERSELY AFFECT OUR SALES REVENUE.

     A substantial portion of our operations are centered in California, including more than half of our retail stores, four skateparks, our corporate headquarters and our central distribution center. We recently experienced increased electricity and energy rates due to California's energy and electricity shortages. Further shortages could impact or interrupt our business. Any such impact or interruption could be material and adversely affect our profitability. In addition, because a significant portion of our revenue comes from sales in California through our retail stores, the recent economic decline in California adversely affected our business. Future economic declines in California would likely have the same effect. Furthermore, a natural disaster or other catastrophic event, such as an earthquake affecting California, could significantly disrupt our business. We may be more susceptible to these issues than our competitors whose operations are not as concentrated in California.

     Our future results could be affected by changes in business, political and economic conditions, including the cost and availability of insurance, due to the September 11, 2001 or subsequent terrorist attacks in the U.S., the threat of future terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas.

THE ACQUISITION OF ADDITIONAL BUSINESS ENTITIES IN THE FUTURE MAY HAVE UNANTICIPATED CONSEQUENCES THAT HARM OUR BUSINESS.

     We often evaluate various business entities as potential acquisition candidates in the ordinary course to build upon or complement our current business. Pursuant to this strategy, we recently acquired Mosa Extreme Sports, Inc., maker of Pro-Tec helmets and protective gear for sports such as skateboarding and snowboarding. Future acquisitions may be larger in scale than the Mosa Sports acquisition or other acquisitions we have completed in the past. Any acquisition we pursue, whether or not successfully completed, will involve numerous risks, including difficulties in the assimilation and integration of the operations, employees, technologies and products of the acquired companies, difficulties in potential conflicts with the existing culture of acquired companies, the diversion of management’s attention from other business concerns, risks associated with entering markets or conducting operations with which we have no or limited direct prior experience, and the potential loss of key employees of acquired businesses. Moreover, we cannot be certain that we will realize the anticipated benefits of any acquisition. Future acquisitions, which may be accomplished through a cash purchase transaction or the issuance of our equity securities, or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could harm our business and financial condition.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS MAY BE HARMED.

     Our future success is highly dependent on the services of our management team. In particular, we are dependent on the continued service of Gary H. Schoenfeld, our President and Chief Executive Officer. The loss of the services of Mr. Schoenfeld or any of our other executive officers could have a material adverse effect on our business. In this regard, Neal Lyons, the President of our Retail Division, has resigned, effective June 15, 2002, and that position will not, for now, be filled. Instead the Retail Division will be operated by our Vice Presidents of Retail Operations and Merchandising reporting to Mr. Schoenfeld. At this time, we cannot predict the effect, if any, of Mr. Lyons’ departure on the future performance of our Retail Division. In addition, the market for key personnel in the industries in which we compete is highly competitive, and we may not be able to attract and retain key personnel with the skills and expertise necessary to manage our business, both in the United States and internationally.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR BECOME SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, OUR BUSINESS MAY BE HARMED; WE ARE CURRENTLY INVOLVED IN INTELLECTUAL PROPERTY AND OTHER LITIGATION.

     We consider our “intellectual property” (trademarks, patents, etc.) to be critical to our business. We rely on trademark, copyright and trade secret protection, patents, non-disclosure agreements and licensing arrangements to establish, protect and enforce our intellectual property rights in our products. Despite our efforts to safeguard and maintain such rights, we cannot assure that we will be successful in this regard, and we cannot assure that third parties will not sue us for intellectual property infringement in the future. Furthermore, we cannot assure that our trademarks, products and promotional materials do not or will not violate the intellectual property rights of others, that they would be upheld if challenged or that we would, in such an event, not be prevented from using our trademarks and other intellectual property. Although any claims may ultimately prove to be without merit, the necessary diversion of management attention to, and legal costs associated with, litigation could materially and adversely affect our business. We have in the past sued and been sued by third parties in connection with certain matters regarding our trademarks, none of which has materially impaired our ability to utilize our trademarks. For example, we recently settled litigation with The Burton Corporation who claimed we were infringing two patents owned by Burton. We are also currently involved in other litigation arising in the ordinary course of our business, not including intellectual property, which could adversely affect our business and financial condition.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the U.S. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, we cannot assure that these efforts will be successful or that the costs associated with protecting our rights in certain jurisdictions will not be extensive.

     From time to time, we discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon our intellectual property rights. We cannot assure that the actions we take to establish and protect our intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating intellectual property rights. If we are unsuccessful in challenging a third party’s rights, continued sales of such product by that or any other third party could adversely impact our brand, result in the shift of consumer preferences away from our products, and generally have a material adverse effect on our business.

     In addition, we license several of our trademarks for third party products. While these licenses provide for quality control standards, such as the review and approval by us of all licensed products and proposed distribution channels, there can be no assurance that licensees will not breach their agreements and market inferior products or sell products through unapproved distribution channels, any of which would have an adverse impact on our brand.

IF WE WERE UNABLE IN THE FUTURE TO SPONSOR SUITABLE ATHLETES TO ENDORSE OUR PRODUCTS ON REASONABLE TERMS, WE MAY HAVE TO CHANGE OUR MARKETING PLANS, WHICH MAY NEGATIVELY AFFECT OUR BRAND AND OUR BUSINESS.

     A key element of our marketing strategy has been to obtain endorsements from prominent Core Sports athletes in both the U.S. and internationally. These contracts typically have fixed terms, and we cannot assure that they will be renewed or that athletes signed by us will continue to be effective promoters of our products. If we are unable in the future to sponsor suitable athletes to endorse our products on terms we deem reasonable, we would probably have to modify our marketing plans and rely more heavily on other forms of advertising and promotion, which might not be as effective. In addition, negative publicity about our sponsored athletes could harm our reputation and brand and adversely impact our business.

CUSTOMERS THAT USE OUR PRODUCTS AND SKATEPARKS ENGAGE IN HIGH-RISK ACTIVITIES THAT COULD RESULT IN LEGAL CLAIMS THAT, IF SUCCESSFUL, COULD ADVERSELY IMPACT OUR BUSINESS.

     Participants at our skateparks and the VANS High Cascade Snowboard Camp and users of our products, including those who wear Pro-Tec helmets and protective gear produced by our recently acquired subsidiary, Mosa Sports, engage in high-risk activities such as skateboarding, snowboarding, in-line skating, freestyle motocross, supercross and BMX riding. Consequently, we are exposed to the risk of product liability or personal injury claims in the event that a user of our products or a visitor to our entertainment venues, including the concert venues of the VANS Warped Tour, is injured. Participants at our entertainment venues or users of our products may engage in imprudent or even reckless behavior, thereby increasing the risk of injury. We maintain general liability insurance (which includes product liability coverage) and excess liability insurance coverage in an amount which we believe is sufficient. However, we cannot be certain that such coverage will be sufficient, will continue to be available on acceptable terms, will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our financial condition and business reputation.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS BEYOND OUR CONTROL.

     The market price of our common stock has fluctuated substantially since our initial public offering in August 1991. We cannot assure that the market price of our common stock will not continue to fluctuate significantly. Events such as future announcements concerning us or our competitors, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by us or our competitors, changes in earnings estimates by analysts, our failure to achieve analysts’ earning estimates, or changes in accounting policies, could cause the market price of our common stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years, including decreases in the overall market indexes during 2000, 2001 and 2002 to date. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations could adversely affect the market price of our common stock and consequently, our ability to raise capital in the future.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS WHICH COULD DISCOURAGE OR PREVENT OR DELAY A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock (of which 1,500,000 shares have been designated Series A Junior Preferred Stock) and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by our stockholders. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. We have no current plans to issue shares of preferred stock. Additionally, the board of directors has adopted a Stockholder Rights Plan pursuant to which the holders of our common stock have a Series A Junior Preferred Stock purchase right for every share of common stock owned by them. The rights are exercisable upon the occurrence of certain transactions and entitle the holder to acquire additional shares of our common stock or of a potential acquirer at a price equal to 50% of the then current market price of such stock. The rights could have the effect of deterring tender offers or takeover attempts. Other provisions of our charter and bylaws may also have the effect of delaying or deterring a change in control.

USE OF PROCEEDS

     We will not receive any of the proceeds from the reoffer and resale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

     The following table sets forth, as of June      , 2002, certain information regarding the shareholdings of the selling stockholders. The selling stockholders are former shareholders of Mosa Extreme Sports, Inc. and have or will have received the shares being offered and sold in this Prospectus in connection with our acquisition of that company in April 2002. As part of this transaction, we agreed to register under the Securities Act all of the shares acquired by the selling stockholders from us. Thomas Akeley and Douglas Poe currently serve as officers of Mosa, which we operate as a wholly-owned subsidiary. However, Mr. Poe has tendered his resignation as an officer of Mosa effective as of June 30, 2002.

	Number of Shares
	beneficially owned	Number of Shares to		Number of Shares	Percentage of class
	prior to the	be offered for		beneficially owned	to be owned after
Selling Stockholder	offering	resale		after offering	offering

Thomas Akeley and Linda Akeley	500,000 (1)	500,000	(1)	0	0%
Douglas Poe	250,000 (1)	250,000	(1)	0	0%
Angela Poe	250,000 (1)	250,000	(1)	0	0%

(1)	Includes up to 205,421 shares which may be issuable to Thomas and Linda Akeley and 102,711 shares which may be issuable to each of Douglas and Angela Poe, in connection with potential earnout payments to these selling stockholders in fiscal 2003 and fiscal 2004 based upon the earnings of Mosa for the twelve months ended May 31, 2003 and 2004, respectively, calculated in accordance with the terms of the Agreement and Plan of Merger between Mosa, the selling stockholders, Vans and MES Acquisition Corp.

     We may, from time to time, supplement or amend this Prospectus, as required, to provide other information with respect to the selling stockholders.

PLAN OF DISTRIBUTION

     Neither us nor the selling stockholders have employed an underwriter for the sales of shares by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all of the costs of their own counsel and all expenses associated with the sale of their shares.

     We are registering the shares covered by this Prospectus on behalf of the selling stockholders and will not receive any of the proceeds from the sale of these shares. The selling stockholders may offer and sell their shares of common stock at various times in one or more of the following types of transactions:

•	in the over-the-counter market;

•	in private transactions other than in the over-the-counter market;

•	in connection with short sales of our shares after the date of this Prospectus;

•	by pledge to secure debts and other obligations; or

•	in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

•	block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder’s shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; or

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive concessions or commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholder may act as principals or agents in connection with the offer or sale of shares by selling stockholder.

     In order to comply with certain state securities laws, where applicable, these shares will be sold only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of these shares may not simultaneously engage in certain activities with respect to these shares. In addition to, and without limiting the foregoing, the selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act.

     In this regard, the selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Exchange Act, as amended, and pursuant to such Regulation M:

•	shall not engage in any stabilization activity in connection with our securities;

•	shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

•	shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     In addition to sales pursuant to the registration statement of which this Prospectus forms a part, commencing April 15, 2003, one year from the date on which the shares were purchased by the selling stockholders, the shares may be sold in accordance with Rule 144 under the Securities Act.

     At the time a particular offer of shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and/or us and any discounts, commissions or concessions to the public. A Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement, will be filed by us with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares.

LEGAL MATTERS

     The legality of the shares offered hereby has been passed upon for the Company by Craig E. Gosselin, Vice President and General Counsel of Vans. Mr. Gosselin owns options to acquire 82,284 shares of Vans Common Stock.

EXPERTS

     Our consolidated financial statements and related financial statement schedule as of May 31, 2001 and 2000, and for each of the years in the three-year period ended May 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and periodic or special reports, proxy statements and other information with the Securities and Exchange Commission using the EDGAR system. You may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http//www.sec.gov.

     We have filed a registration statement with the SEC relating to the offering of the shares. The registration statement contains information which is not included in this Prospectus. You may inspect or copy the registration statement at the SEC’s Public Reference Room or its Internet site.

     We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law.

     You should rely only on the information contained in this Prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. The information contained herein supersedes the information incorporated by reference. In addition, the information that we file later with the SEC will automatically update and supersede the information contained herein or incorporated by reference. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

—	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2001

—	Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 1, 2001, December 1, 2001 and March 2, 2002;

—	Our Current Reports on Form 8-K filed on September 26, 2001, December 21, 2001, March 21, 2002, April 17, 2002 and May 24, 2002; and

—	The description of our common stock and our rights plan contained in our Registration Statements on Form 8-A filed on July 15, 1991 and February 22, 1994 and our Registration Statement on Form 8-A/A filed on June 28, 1999.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, California 90670
(562) 565-8267
Attn: Investor Relations

     If we file with the SEC any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the SEC.

     You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this document.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this Prospectus in any of these jurisdictions. Persons who come into possession of this Prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction relating to this offering and the distribution of this Prospectus.

Description of Vans
Forward-Looking Statements
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Certain Documents by Reference

1,000,000 Shares

VANS, INC.

Common Stock

PROSPECTUS

June __, 2002

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses incurred in connection with the distribution of the securities being registered, will be paid entirely by the registrant. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$913
Nasdaq additional listing fee	$10,000
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$6,000
Printing and Engraving Fees	$0
Miscellaneous Expenses	$3,087

Total	$35,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant’s Restated Certificate of Incorporation and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) authorize the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

     Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The registrant has purchased an insurance policy covering the officers and directors of the registrant with respect to certain liabilities arising under the Securities Act or otherwise.

     The Registration Rights Agreement related to the offering contemplated by this registration statement contains certain provisions regarding indemnification of the selling stockholders and our officers and directors in certain circumstances.

ITEM 16. EXHIBITS

          3.1   Restated Certificate of Incorporation of the registrant, dated August 30, 1991, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

          3.1.1   Amendment to Restated Certificate of Incorporation of the registrant, dated November 1, 2001, filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2001.

          3.1.2   Certificate of Retirement of Class A and Class B Preferred Stock of the registrant, dated August 29, 1991, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

          3.2   Amended and Restated By-laws of the registrant, approved by the Board of Directors of the Registrant on May 18, 1999, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1999, and incorporated herein by this reference.

          3.3   Certificate of Designation of Preferences and Rights of Series A Junior Participating Preferred Stock of the registrant, filed as exhibit to the registrant’s Form 8-K dated February 15, 1994, and incorporated herein by this reference.

          4.1   Reference is made to Exhibits 3.1, 3.1.1, 3.1.2, 3.2 and 3.3.

          4.2   Specimen Stock Certificate, filed as exhibit to the registrant’s Form 8-K, dated February 15, 1994, and incorporated herein by this reference.

          4.3   Amended and Restated Rights Agreement, dated as of May 18, 1999, by and between the registrant and ChaseMellon Shareholder Services, LLC, as Rights Agent, filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended February 24, 2001, and incorporated herein by this reference.

          5.   Opinion of Craig E. Gosselin, Esq.

          23.1   Consent of Craig E. Gosselin, Esq. is included in his opinion filed as Exhibit 5.

          23.2   Consent of KPMG LLP.

          24.1   Powers of Attorney (included on the signature page).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any prospectus required by Section 10(a)(3) of the Securities Act; to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered under this registration statement, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and had duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe Springs, State of California, on May 31, 2002.

VANS, INC. (Registrant)

By:	/s/ Gary H. Schoenfeld

Gary H. Schoenfeld President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each officer and director whose signature appears below, hereby authorizes, constitutes and appoints Gary H. Schoenfeld and Craig E. Gosselin and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all post-effective amendments to this registration statement, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary H. Schoenfeld Gary H. Schoenfeld	President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2002

/s/ Walter E. Schoenfeld Walter E. Schoenfeld	Chairman of the Board and Director	May 31, 2002

Signature	Title	Date

Wilbur J. Fix	Director

/s/ James R. Sulat James R. Sulat	Director	May 31, 2002

/s/ Kathleen M. Gardarian Kathleen M. Gardarian	Director	May 31, 2002

/s/ Lisa M. Douglas Lisa M. Douglas	Director	May 31, 2002

/s/ Gerald Grinstein Gerald Grinstein	Director	May 31, 2002

/s/ Charles G. Armstrong Charles G. Armstrong	Director	May 31, 2002

/s/ Leonard R. Wilkens Leonard R. Wilkens	Director	May 31, 2002

EXHIBIT INDEX

          3.1   Restated Certificate of Incorporation of the registrant, dated August 30, 1991, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

          3.1.1   Amendment to Restated Certificate of Incorporation of the registrant, dated November 1, 2001, filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2001.

          3.1.2   Certificate of Retirement of Class A and Class B Preferred Stock of the registrant, dated August 29, 1991, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

          3.2   Amended and Restated By-laws of the registrant, approved by the Board of Directors of the registrant on May 18, 1999, filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended May 31, 1999, and incorporated herein by this reference.

          3.3   Certificate of Designation of Preferences and Rights of Series A Junior Participating Preferred Stock of the registrant, filed as exhibit to the registrant’s Form 8-K dated February 15, 1994, and incorporated herein by this reference.

          4.1   Reference is made to Exhibits 3.1, 3.1.1, 3.1.2, 3.2 and 3.3.

          4.2   Specimen Stock Certificate, filed as exhibit to the registrant’s Form 8-K, dated February 15, 1994, and incorporated herein by this reference.

          4.3   Amended and Restated Rights Agreement, dated as of May 18, 1999, by and between the registrant and ChaseMellon Shareholder Services, LLC, as Rights Agent, filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended February 24, 2001, and incorporated herein by this reference.

          5.   Opinion of Craig E. Gosselin, Esq.

          23.1   Consent of Craig E. Gosselin, Esq. is included in his opinion filed as Exhibit 5.

          23.2   Consent of KPMG LLP.

          24.1   Powers of Attorney (included on the signature page).